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                                                                   Exhibit 10.34


            SUMMARY OF THE COMPENSATION OF NON-EMPLOYEE DIRECTORS OF
                            BURLINGTON RESOURCES INC.

      Set forth below is a summary of the compensation provided to directors who are not officers or employees of the Company ("Non-Employee Directors"). Directors who are also officers or employees of the Company do not receive any compensation for duties performed as Directors.

Retainers:

o Board Retainer: Each Non-Employee Director receives an annual retainer of $75,000.

o Committee Chair Retainer: The Chairman of the Audit Committee receives an annual retainer of $10,000 and the Chairman of each other Committee of the Board of Directors receives an annual retainer of $5,000.

o Deferral Election: Directors can elect to have their retainers paid quarterly in cash, or defer payment until their resignation from the Board of Directors under deferral provisions which permit participants to allocate the deferred compensation in a variety of investment funds, including phantom shares of the Company's common stock.

Stock Option Grants: The Company's 2000 Stock Option Plan for Non-Employee Directors provides for the annual grant of a nonqualified option to purchase 4,000 shares of common stock immediately following the Company's Annual Meeting of Stockholders to Non-Employee Directors. In addition, an option to purchase 10,000 shares is granted upon a Non-Employee Director's initial election or appointment to the Board of Directors. The exercise price per share with respect to each option is the fair market value (as defined in the plan) of the Company's common stock on the date the option is granted.

Phantom Stock Grants: The Company's Phantom Stock Plan for Non-Employee Directors provides that immediately following each Annual Meeting of Stockholders (and upon a Non-Employee Director's initial election or appointment to the Board of Directors if not at an Annual Meeting), a memorandum account established for each of the Non-Employee Directors will be credited with 2,000 shares of phantom stock. Dividends paid per share of Common Stock are deemed to be paid per share of phantom stock and are reinvested in additional phantom stock pursuant to the plan. Amounts credited to the memorandum accounts pursuant to this plan are unfunded obligations of the Company. Upon termination of services as a Director, phantom shares credited in the memorandum account will be valued at the fair market value of the Company's common stock at that time and paid in cash either in a lump sum or monthly installments.

Travel Insurance: The Company maintains $500,000 of business travel accident insurance for Non-Employee Directors while traveling on Company business.

Matching Gift Program: Non-Employee Directors participate in the Company's matching gift program on the same basis as the Company's full-time employees in the United States.

Continuing Education Programs: In accordance with the Company's Corporate Governance Guidelines, the Company reimburses Directors for reasonable expenses incurred in connection
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with continuing education programs relating to the responsibilities of directors of public companies.

Reimbursement of Expenses: The Company reimburses Non-Employee Directors for expenses incurred in connection with attending Board of Director meetings and other Company events including the reimbursement of expenses for transportation on commercial, chartered or private aircraft. On occasion, a spouse or guest of a Non-Employee Director is invited by the Company to a Company event and travels with the Non-Employee Director. From time to time, the Company provides transportation aboard Company aircraft to and from these events. Under applicable tax laws, income may be imputed to a Non-Employee Director in certain instances for use of Company aircraft, and the Company's reimbursement for expenses may include tax protection applicable to some or all of the imputed income. In addition, subject to the approval of the Chairman of the Board and Chief Executive Officer, Non-Employee Directors and their invited guests are permitted to use Company aircraft for personal use, provided that the number of flight hours for these trips by all of the Non-Employee Directors and their spouses or guests, together with approved personal trips by employees and others on Company aircraft, may not exceed ten percent (10%) of the total flight hours in any fiscal quarter.

Charitable Award Program: In 1991, the Company established a Charitable Award Program for Directors who have served on the Board of Directors for at least two years. Upon the death of a Director eligible to participate in the program, the Company will donate $1 million to one or more educational institutions of higher learning or other charitable organizations (which may include private foundations) nominated by the Director and, in the case of charitable organizations, approved by the Board of Directors. In January 2003, the Board of Directors terminated the program with respect to the participation of any person first elected to serve on the Board of Directors after that date.

Retirement Plans: In 1988 the Company established a Retirement Plan for Directors. Effective as of the Company's 1996 Annual Meeting of Stockholders, the Board of Directors terminated such plan, although benefits accrued prior to termination remain. As a result, upon retirement from the Board of Directors, James F. McDonald, Donald M. Roberts and Walter Scott, Jr. will receive an annual payment in an amount equal to the annual retainer then being paid to Directors for the number of years of service on the Board of Directors prior to termination of the plan. In addition, Kenneth W. Orce and John F. Schwarz were former directors of The Louisiana Land and Exploration Company ("LL&E"), which was merged into and became a wholly owned subsidiary of the Company on October 22, 1997. As former directors of LL&E, Messrs. Orce and Schwarz will be entitled to receive benefits under the Retirement Plan for Directors of LL&E, which provides for an annual retirement benefit for a period of ten years equal to the annual LL&E retainer fees of $30,000 payable in equal quarterly installments beginning upon the Director's 70th birthday.


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